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                                                                       Exhibit p

                             WASATCH ADVISORS, INC.
                               WASATCH FUNDS, INC.

                                 CODE OF ETHICS

I.   BACKGROUND

This Code of Ethics (the "Code") has been adopted by Wasatch Advisors, Inc. ("Wasatch" or the "Advisor") and Wasatch Funds, Inc. (the "Funds") to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act").

II.  STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

As a fiduciary to our clients, Wasatch Advisors strives to act in the best interest of our clients and Fund shareholders and to place their interests ahead of our own. We believe over the long run Wasatch's interests will be best served by this philosophy. This Code of Ethics is based on concepts of fiduciary duty, securities laws, and internal policies adopted by Wasatch. It is intended to promote the highest standards of ethical and professional conduct. In addition to the specific requirements of the Code, Wasatch's supervised persons(1) are required to comply with all applicable federal securities laws. Such laws include laws regulating privacy, anti-money laundering, insider trading, offerings and sales of securities, and fraud. If you have a question regarding such laws, please consult with the Compliance department.

Section IV of the Code deals with personal securities trading by Wasatch's supervised persons. The general fiduciary principles that govern personal investment activities are: (1) the duty at all times to place the interests of clients/shareholders first; (2) the requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of a supervised person's position of trust and responsibility; and (3) the principle that the Advisor's personnel should not take inappropriate advantage of their positions.

Wasatch recognizes that independence in the investment decision-making process is vital. Causing a portfolio to take action or to fail to take action for the purpose of achieving a personal benefit rather than to benefit the portfolio is a violation of this Code. Research personnel have an affirmative duty to bring suitable securities to the attention of those making investment decisions. Consequently, the failure to recommend or buy a suitable security for a client or Fund in order to avoid the appearance of conflict from a personal transaction in that security will be considered a violation.

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(1)  Wasatch's supervised persons are our officers, directors and employees, as well as any other persons who provide advice on behalf of Wasatch and are subject to Wasatch's supervision and control.


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This Code of Ethics is not intended to deal with every possible situation supervised persons may encounter. If a situation arises that is not covered in the Code, or if a supervised person is uncertain about any aspect of the Code, he/she is asked to consult with the Compliance department.

III. PROTECTION OF MATERIAL NONPUBLIC INFORMATION

Wasatch has adopted an Insider Trading Policy pursuant to Section 204A of the Advisers Act. Section 204A requires that investment advisers establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of the adviser's business, to prevent the misuse of material, non-public information ("inside information") by the adviser or any person associated with the adviser.

Key components of Wasatch's Insider Trading Policy include:

     1. training supervised persons to be sensitive to what constitutes inside information and to avoid unintentionally being a recipient of inside information;

     2. in the event a supervised person believes he/she may have received inside information, assisting him/her in determining whether the information is in fact inside information and if so, taking the necessary steps to prohibit the use of the inside information including, but not limited to, implementing an information barrier or restricting trading in the security and placing the security on the Restricted Securities List;

     3. monitoring trading in client accounts and personal trading by supervised persons; and

     4.   imposing sanctions on any violators of the policy.

Wasatch recognizes that information about our securities recommendations and client securities holdings and transactions may constitute material nonpublic information. In view of Wasatch's desire to protect separate account clients and mutual fund shareholders, as well as safeguard our investment research and performance, Wasatch has adopted a policy and procedures to govern the release of information about portfolio holdings.

IV.  PERSONAL SECURITIES TRADING

The Code of Ethics requires Wasatch's Access Persons to conduct any personal securities trading activities in compliance with the provisions of the Code and to periodically report their personal securities transactions and holdings to Wasatch's Compliance department, which is required to review those reports.

Access Persons must submit holdings and transaction reports for Reportable Securities in which the Access Person has, or acquires, any direct or indirect Beneficial Ownership.

     A.   DEFINITIONS

          Access Person means any of Wasatch's supervised persons:


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          1.   who has access to nonpublic information regarding any clients, or
               Fund's purchase or sale of securities(2) or nonpublic information regarding the portfolio holdings of any client or Fund, or

          2. who is involved in making securities recommendations to clients, or Funds, or who has access to such recommendations that are nonpublic.

          Wasatch considers our directors, officers and employees, as well as interns and independent contractors providing research services to Wasatch, to be Access Persons of the Advisor and the Funds.(3)

          In addition, all of the Funds' directors and officers are presumed to be Access Persons of the Funds. (However, see C.3 of this section, Exceptions from Reporting Requirements, for a discussion of the reporting requirements for a director of the Funds who is not an "interested person" of the Funds.)

          Reportable Security means any stock, bond, future, investment contract or any other instrument that is considered a "security" as defined in section 202(a)(18) of the Advisers Act or section 2(a)(36) of the Investment Company Act. The term "reportable security" is very broad and includes items one might not ordinarily think of as a "security." The list of such items includes, but is not limited to:

          1.   options on securities, indexes and currencies;

          2.   closed-end and exchange-traded funds;

          3.   unit investment trusts;

          4.   interests in private and public corporations;

          5.   foreign unit trusts and foreign mutual funds; and

          6.   private investment funds, hedge funds, and investment clubs.

          Reportable securities DO NOT include:

          1.   direct obligations of the Government of the United States;

          2. bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

          3. shares issued by open-end mutual funds (including money market funds) EXCEPT THAT WASATCH FUNDS ARE REPORTABLE SECURITIES.

          Beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of that Act. A beneficial owner is

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(2)  Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

(3) This means that supervised persons who would be considered to be Advisory Persons as defined in Rule 17j-1 of the Investment Company Act are Access Persons.


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defined as any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in securities. A pecuniary interest in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in those securities. A person is presumed to have an indirect pecuniary interest in securities held by members of a person's immediate family (including any relative by blood or marriage) sharing the same household. Any required report may contain a disclaimer of beneficial ownership by the person making the report.

     B.   PERSONAL TRADING PROCEDURES

          1. Pre-clearance -- Access Persons, with the exception of the Funds' independent directors, are required to obtain written pre-clearance from Wasatch's Approval Committee(4) for each personal transaction in the following types of Reportable
               Securities:

               (a) limited offerings or private placements of venture funds and hedge funds and

               (b) securities issued by companies and entities that Wasatch may potentially invest on behalf of its clients in, including but not limited to, stocks, bonds, options, closed-end funds, exchange-traded funds and unit investment trusts.

          Requests for pre-clearance should be e-mailed to "approval." In order to avoid the potential for any conflict of interest, pre-clearance generally will not be given for the purchase or sale of any security (including but not limited to common stock, options and debt) of any issuer whose securities are owned or being considered for purchase in any account managed by the Advisor (collectively termed "Wasatch stocks"). In the rare instances where pre-clearance may be given for a Wasatch stock, the Committee may consider such factors as the number of shares and dollar value of the transaction, the trading volume of the security in question, the recent and anticipated trading activity in the security by clients/Funds, the length of time the individual has held or expects to hold the security, and the individual's motive for purchasing or selling the security. Access Persons are prohibited from executing a personal security transaction when a client/Fund has a pending buy or sell order in that same security until that order is executed or withdrawn.

          Pre-clearance lasts for five trading days following final approval. Under special circumstances (e.g., in the case of a security that trades infrequently), approval for a non-Wasatch stock for a period longer than five trading days can be requested and granted. Additionally, executions on good-until-canceled limit orders for non-Wasatch stocks will be deemed to be in compliance with this Code if placed within five trading days following final approval.

          In the event an Access Person requests pre-clearance to sell a Wasatch stock that the Access Person acquired prior to employment with the Advisor, the Approval Committee may grant pre-clearance and implement a one-day trading window during which the Access Person

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(4)  The "Approval Committee" is comprised of the portfolio managers of the
     Advisor; e-mails directed to the Approval Committee are copied to the Advisor's Compliance department and Chief Operating Officer.


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may execute the transaction, provided Compliance department has printed the pending trade report to assure no client/Fund has a pending buy or sell order in that same security.

          2.   Exceptions from Pre-clearance Requirements

          NOTE: THE FOLLOWING ARE EXCEPTIONS FROM PRE-CLEARANCE REQUIREMENTS ONLY; SEE SECTION C FOR REPORTING REQUIREMENTS AND EXCEPTIONS FROM REPORTING REQUIREMENTS.

          With respect to the Reportable Securities listed in item 1 above that require pre-clearance, Access Persons are not required to pre-clear:

               (a) purchases or sales of securities in accounts over which the Access Person has no direct or indirect influence or control;

               (b) purchases or sales of securities pursuant to an automatic investment plan(5);

               (c)  transactions in Wasatch Funds;

               (d) transactions in foreign government securities in the developed countries listed in the Funds' prospectus and Statement of Additional Information ("SAI");

               (e) purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

               (f) acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; and

               (g) other non-volitional events, such as assignment of options or exercise of an option at expiration.

          With respect to accounts over which an Access Person has no direct or indirect influence or control, the Access Person will be required to:

               (a) provide appropriate account documentation, for example, the investment management agreement, to the Compliance department for review;

               (b) certify in writing that neither he/she nor any member of his/her immediate household has direct or indirect influence or control over the account; and

               (c) if the Access Person is a member of the Research department, certify in writing that he/she will not recommend or fail to recommend trades for Wasatch clients/Funds in order to benefit personally.

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(5)  An automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.


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          3.   Restrictions


               (a) Initial Public Offerings - Access Persons are prohibited from acquiring any securities in an initial public offering ("IPO") in order to preclude any possibility of their profiting improperly from their positions on behalf of the Advisor or the Funds.

               (b)  Limited Offerings(6) - In addition to the factors listed in
                    Item 1 of this Section, pre-clearance for an acquisition by an Access Person of securities in a limited offering or private placement should take into account, among other factors, whether the investment opportunity should be reserved for clients/Funds and whether the opportunity is being offered to an individual by virtue of his position with the Advisor/Fund. Access Persons who have been pre-cleared to acquire securities in a limited offering or private placement are required to disclose that investment when they play a part in any subsequent consideration of clients'/Funds' investment in the issuer. In such circumstances, the decision to purchase securities of the issuer should be subject to an independent review by research personnel with no personal interest in the issuer. In each instance, the Advisor's Compliance department shall maintain documentation as to the reason why the Approval Committee approved an Access Person's investment in a limited offering or private placement.

               (c) Short-term Trading Profits - Wasatch discourages Access Persons from profiting from the purchase and sale, or sale and purchase, of the same (or equivalent) securities, including Wasatch Funds, within a two-month period. Because Wasatch requires Access Persons to obtain pre-clearance prior to transacting in a reportable security and pre-clearance generally will not be given for any security of any issuer which is owned or being considered for purchase in any account managed by the Advisor, Wasatch believes the potential conflicts inherent in short-term trading by Access Persons are minimized. In addition, Access Persons will be assessed redemption fees on sales of shares of Wasatch Funds held two months or less. Wasatch's Compliance department monitors trading in Wasatch Funds to detect possible instances of frequent trading or market timing by Access Persons. If any potential abuses are identified, Wasatch may adopt a ban on short-term trading and require disgorgement of profits realized on short-term trades.

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(6)  Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to various sections.


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          4. Duplicate Confirms/Statements - The Compliance department may request duplicate copies of trade confirmations and periodic account statements for Access Persons from brokers.

     C.   REPORTING REQUIREMENTS

          1.   Initial and Annual Holdings Reports

               (a)  Content of holdings reports

               Access Persons are required to submit to the Compliance department a report of the Access Person's current securities holdings that contains, at a minimum:

                    (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

                    (ii) the name of any broker, dealer or bank with which the
                         Access Person maintains an account in which any securities, including both reportable or non-reportable securities, are held for the Access Person's direct or indirect benefit; and

                    (iii) the date the Access Person submits the report.

               (b)  Timing of holdings reports

               Access Persons are required to submit a holdings report:

                    (i) no later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person; and

                    (ii) no less frequently than annually and the information
                         must be current as of a date no more than 45 days prior to the date the report was submitted.

          2.   Quarterly Transaction Reports

               (a)  Content of transaction reports

               Access Persons are required to submit quarterly transaction reports to the Compliance department. With respect to any transaction during the quarter involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the report must contain, at a minimum, the following information:


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                    (i)  the date of the transaction, the title, and as
                         applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

                    (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition including donation or transfer);

                    (iii) the price of the security at which the transaction was effected;

                    (iv) the name of the broker, dealer or bank with or through which the transaction was effected;

                    (v) a pre-clearance memo for each transaction indicating approval by the Advisor's Approval Committee; and

                    (vi) the date the Access Person submits the report.

               With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                    (i) the name of the broker, dealer or bank with whom the Access Person established the account;

                    (ii) the date the account was established; and

                    (iii) the date that the report is submitted by the Access
                         Person.

               (b)  Timing of transaction reports

               Each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

          3.   Exceptions from Reporting Requirements

          Access Persons are not required to:

               (a) submit any report with respect to transactions effected for and securities held in accounts over which the Access Person had no direct or indirect influence or control;

               (b) list any transactions on a quarterly transaction report effected pursuant to an Automatic Investment Plan;

               (c) list any transactions on a quarterly transaction report effected in Wasatch's employee retirement plan since the Compliance department receives a report of all such transactions no later than 30 days after the end of the applicable calendar quarter;

               (d) list any transactions on a quarterly transaction report that would duplicate information contained in broker trade confirmations or account statements that Wasatch holds in our records so long as the Access Person has confirmed that Wasatch has received the


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                    confirmations or statements no later than 30 days after the end of the applicable calendar quarter; or

               (e) list any transactions on a quarterly transaction report in Wasatch Funds' accounts held at UMB Fund Services (the Funds' transfer agent) and disclosed on the Access Person's most recent Holdings Report or quarterly transaction reports submitted since the last Holdings Report, since this information is contained in the records of the Funds and provided to the Compliance department no later than 30 days after the end of the applicable calendar quarter.

          Notwithstanding the reporting provisions of items 1 and 2 above, a director of the Funds who is not an "interested person" of the Funds within the meaning of section 2(a)(19) of the Investment Company Act, and who would be required to make a report solely by reason of being a Fund director, need not:

               (a) make an initial holdings report and an annual holdings report; and

               (b) on his/her quarterly transaction report, list transactions in Reportable Securities unless the director knew or, in the ordinary course of fulfilling his/her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Reportable Security, the Fund purchased or sold the Reportable Security, or the Fund or its investment adviser considered purchasing or selling the Reportable Security.

     D.   MONITORING

     All personal securities holdings and transaction reports are required to be filed with and reviewed by Wasatch's Compliance department. Review of the reports includes an assessment of whether the Access Person followed all required internal procedures, such as pre-clearance, a comparison of the personal trading to any restricted lists, and an analysis of the Access Person's trading for patterns that may indicate abuse, including market timing.

     All reports shall be kept confidential except as disclosure thereof to the Advisor's or Fund's Board of Directors, regulators or other appropriate persons may be reasonable and necessary to accomplish the purposes of this Code.

V.   GIFTS AND ENTERTAINMENT

     A.   POLICY STATEMENT

     It is considered unethical conduct for a supervised person to accept, or for any supervised person to give to a Wasatch client or potential client, anything of material value outside the guidelines identified within this policy and its procedures. Supervised persons who maintain licenses with a broker-dealer (for example, Wasatch Funds' distributor) are also responsible to comply with the broker-dealer's policy and procedures regarding gifts and entertainment.


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     B.   PROCEDURES

     Supervised persons are generally prohibited from giving gifts to Wasatch clients or potential clients, or receiving gifts from contacts obtained through their employment, except as provided below:

          1.   Small Gifts Under $100 and Promotional Items of Nominal Value

               (a) Supervised persons may give and receive small gifts that do not exceed $100 per person annually, including holiday gifts.

               (b) A gift sent to be shared by a department could exceed $100 as long as it does not exceed $100 per person.

               (c) This rule does not apply to promotional items of nominal value that display a Wasatch logo. "Nominal value" should be less than $50.

          2.   Personal Gifts

               (a) Personal gifts given by or received by individual Wasatch employees, such as wedding or congratulatory gifts, are not covered by these rules.

          3.   Customary Entertainment Meeting Certain Conditions

               (a) A supervised person may treat a client to an occasional meal, a ticket to a sporting event or the theatre, or comparable entertainment, which is not so frequent as to raise any question of impropriety, if the supervised person will be in attendance. These occasional gifts given when a supervised person is in attendance will not count toward the $100 per person annual limit described above.

               (b) If the supervised person does not attend the event with the client, it will be considered a gift subject to the $100 limit.

          4.   Client Training Conferences Meeting Certain Conditions

               (a) If Wasatch holds meetings for the purpose of client training, Wasatch may pay or reimburse expenses incurred in connection with the meetings provided the following conditions are met:

                    (i) the meeting must be for a legitimate business purpose which should be reflected in a written agenda;

                    (ii) the location of the meeting must be appropriate to the purpose of the meeting;

                    (iii) the expenses of a spouse/guest may not be paid or
                         reimbursed;


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                    (iv) the payment or reimbursement may not be preconditioned by Wasatch on the achievement of a sales target or other non-cash compensation;

                    (v) meeting attendees including NASD registered representatives, are responsible for ensuring that their participation is in compliance with their respective firms's guidelines; and

                    (vi) the record keeping requirements must be satisfied.

               (b) Training conferences may not include golf, skiing, snowmobiling or other entertainment unless the participants pay for these activities themselves.

               (c) The entertainment exception cannot be combined with the training conference exception.

          5.   The Solicitation of a Gift is Prohibited

          No supervised person may request a gift of any value from a contact obtained through their employment.

          6.   Gift Receiving

          No supervised person may receive any gift, service, or other thing of value in excess of $100 per year from any single person or entity that does or seeks to do business with or on behalf of Wasatch or the Funds. This rule does not apply to promotional items of nominal value that display the entity giving the gift's logo. "Nominal value" should be less than $50.

     C.   PRE-APPROVAL AND REPORTING

          1.   Disclosure Form

               (a) All supervised persons must report all items or events that qualify as gifts, per the abovementioned guidelines, to the Compliance department. The supervised person must include a description of the gift given or received, the name of the person receiving or giving the gift and the estimated value of the gift

               (b) The Compliance department shall maintain records of all gifts submitted.

               (c) Any questionable expenses shall be brought to the attention of the Audit Committee.

          2.   Training and Educational Conferences

               (a) Any training or educational conferences being sponsored by Wasatch must be submitted for pre-approval by the Compliance department. The Compliance department shall be provided with the following information relating to the proposed conference: location, purpose of the event, proposed expenses to be reimbursed


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                    or paid in connection with the event and list of invitees
                    (i.e. names of individuals and firms).

               (b) The Compliance department shall maintain records of all approved training and educational conferences.

     D.   PROCEDURES FOR CHARITABLE CONTRIBUTIONS GIVEN BY WASATCH

     Wasatch feels it is important and appropriate to make contributions to various charitable organizations throughout the year. At times Wasatch will make contributions to charities affiliated with or supported by Wasatch clients at a client's request. In order to avoid any appearance of impropriety, Wasatch will not make charitable contributions in excess of $1,000 per client request.

VI.  SERVICE ON A BOARD OF DIRECTORS

Because of the high potential for conflicts of interest and insider trading problems, unless an exception is granted by Wasatch's Board of Directors, supervised persons are prohibited from serving as directors of companies, whether public or private. Exceptions may be made by Wasatch's Board after considering the relevant information and any potential conflicts of interest. Generally, supervised persons will be permitted to serve as directors of charitable organizations with which Wasatch does not have a business and/or financial relationship. If board service is authorized and potential conflicts of interest exist, safeguards--such as information barriers, investment restrictions, or other procedures--will be implemented to address the potential conflicts of interest.

VII. ADMINISTRATION AND ENFORCEMENT

     A.   EDUCATION, TRAINING AND CERTIFICATION

     The Compliance department will provide each of Wasatch's supervised persons with a copy of the Code of Ethics and any amendments to it. In addition, the Compliance department will provide general training to all supervised persons initially and on at least an annual basis. Each supervised person will be required to provide a written (including electronic) acknowledgment of his/her receipt of the Code and any amendments to it.

     B.   REVIEW

     This policy and procedures will be reviewed at least annually to determine its adequacy and the effectiveness of its implementation and revised and/or supplemented as needed. The review will consider:

     1.   any compliance matters that arose during the previous year,

     2. any changes in the business activities of the Advisor or its affiliates, and

     3. any changes in the Advisers Act, the Investment Company Act, or applicable regulations that might suggest a need to revise the policies or procedures.


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     Employees will be notified when the policy and/or procedures are updated for a material change.

     C.   ANNUAL REPORT TO THE FUNDS' BOARD OF DIRECTORS

     No less frequently than annually, the Advisor is required to furnish to the Fund's Board of Directors a written report that:

     1. describes any issues arising under the Code of Ethics or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

     2. certifies that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

     D.   REPORTING VIOLATIONS

     Supervised persons are required to report any violations of this Code of Ethics promptly to Wasatch's Chief Compliance Officer or other persons in the Compliance department, provided that the Chief Compliance Officer also receives reports of all violations.

     E.   SANCTIONS

     Upon discovering a violation of the Code of Ethics, the Board of Directors of the Advisor or Fund may impose such sanctions as they deem appropriate depending on the type of violation involved. Sanctions may include, among other things, a letter of reprimand or censure, suspension or termination of the employment of the violator. Employees violating the personal trading procedures may be required to disgorge profits, have their personal trading activities restricted or suspended, or face internal reprimands, fines, or termination.

VIII. RECORDKEEPING

The Compliance department will maintain copies of the Code, records of persons subject to reporting under the Code, copies of supervised persons' written acknowledgment of receipt of the Code, records of personal securities transactions and holdings reports and the Compliance department's review of the same, records of decisions relating to approvals of investments in limited offerings or private placements, records of violations of the Code and actions taken as a result of the violations, records of the annual reports provided to the Funds' Board of Directors, and records documenting the annual review of these policies and procedures. These records will be maintained (generally for five years) in accordance with applicable laws and rules thereunder.


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IX.  FORM ADV

Wasatch will describe our Code of Ethics in Form ADV and, upon request, furnish clients with a copy of the Code.

Adopted as of February 17, 2005
amended as of August 29, 2005


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